                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           The TJX Companies, Inc.
                (Name of Registrant as Specified In Its Charter)

                           The TJX Companies, Inc.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(a)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:

- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

               (LOGO OF THE TJX COMPANIES, INC. APPEARS HERE)



                                                             770 Cochituate Road
                                                 Framingham, Massachusetts 01701




                                                                  April 27, 1994

Dear Stockholder:

  We cordially invite you to attend our 1994 Annual Meeting, which will be held Tuesday, June 7, 1994, at 11:00 a.m. at the State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts.

  At this meeting, in addition to electing four Class III directors in Proposal 1, you are being asked in Proposals 2 and 3 to approve certain terms of the Company's Management Incentive Plan and the Company's Long Range Performance Incentive Plan for purposes of qualifying certain compensation expenses for deductibility by the Company under the recently enacted Section 162(m) of the Internal Revenue Code.

  Your vote is important regardless of the number of shares you own. Accordingly, we urge you to read the proxy statement which describes each proposal and presents other important information and to complete, sign and return your Proxy promptly in the enclosed envelope.

  We hope that you will be able to join us on June 7th.

                                   Sincerely,


        /s/ Bernard Cammarata                   /s/ Sumner L. Feldberg


          Bernard Cammarata                        Sumner L. Feldberg
    President and Chief Executive                 Chairman of the Board
               Officer

                           Printed on Recycled Paper

                            THE TJX COMPANIES, INC.

                               ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 7, 1994

                               ----------------


  The Annual Meeting of Stockholders of The TJX Companies, Inc. (the "Company") will be held at the State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Tuesday, June 7, 1994, at 11:00 a.m. for the following purposes:

    1. To elect four Class III directors to serve until the 1997 Annual Meeting of Stockholders.

    2. To consider and approve certain terms of the Company's Management Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.

    3. To consider and approve certain terms of the Company's Long Range Performance Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.

    4. To transact any other business which may properly be brought before the meeting.

  Stockholders of record at the close of business on April 18, 1994 are entitled to notice of and to vote at the meeting and any adjournments thereof.

                                          By Order of the Board of Directors

                                                JAY H. MELTZER
                                                  Secretary

Framingham, Massachusetts
April 27, 1994

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                            THE TJX COMPANIES, INC.

                               ----------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 7, 1994
                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited on behalf of the Board of Directors of The TJX Companies, Inc. (the "Company"). Shares represented by duly executed proxies will be voted for the election of the four nominees set forth below as Class III directors unless authority is withheld and in favor of Proposals 2 and 3 unless authority is withheld or different instructions are given. Proxies may be revoked by a later dated proxy, by a written revocation received by the Secretary of the Company at its address set forth below prior to the voting thereof or by a request at the meeting, prior to the voting thereof, that the proxy be revoked.

  Stockholders of record at the close of business on April 18, 1994 are entitled to receive notice of and to vote at the meeting. Each share of Common Stock outstanding on the record date is entitled to one vote. As of the close of business on April 18, 1994, there were outstanding and entitled to vote 73,443,189 shares of Common Stock.

  This Proxy Statement, the enclosed proxy and the Annual Report for the Company's fiscal year ended January 29, 1994 are being first mailed to stockholders on or about the date of the Notice of Meeting. The Company's address is 770 Cochituate Road, Framingham, Massachusetts 01701.

                             ELECTION OF DIRECTORS

  The Board of Directors has voted to fix the number of directors at eleven. The Company's Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The enclosed proxy will be voted to elect the nominees named below, unless otherwise instructed, as Class III directors for a term of three years expiring at the 1997 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. If any nominee should become unavailable, such proxy will be voted either for a substitute nominee designated by the Board of Directors or such lesser number of directors as may be designated by the Board of Directors, unless instructions are given to the contrary. Management does not anticipate that any of the nominees will become unavailable. Directors will be elected by a plurality of the votes cast at the meeting. Although votes to withhold authority and broker non-votes (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will be counted as present at the meeting for quorum purposes, neither will be considered to be votes cast with respect to the election of directors. The nominees as Class III directors, and the incumbent Class I and Class II directors, are as follows:

              NOMINEES AS CLASS III DIRECTORS--TERMS EXPIRE 1997

BERNARD CAMMARATA, 54.
Director since 1989.
Member of the Executive and Finance Committees.

Mr. Cammarata has been President and Chief Executive Officer of the Company since 1989 and Chairman of the Company's T.J. Maxx Division since 1986. Mr. Cammarata was Executive Vice President of the Company from 1986 to 1989, President, Chief Executive Officer and a director of the Company's former TJX subsidiary from 1987 to 1989, and President of the Company's T.J. Maxx Division from 1976 to 1986.

ARTHUR F. LOEWY, 65.
Director since 1989.
Chairman of the Finance Committee.

Mr. Loewy has provided financial consulting services to the Company since 1989. Prior thereto, Mr. Loewy was Chief Financial Officer from 1975 to 1989 and Executive Vice President--Finance of the Company from 1982 to 1989, and was Chief Financial Officer and a director of the Company's former TJX subsidiary from 1987 to 1989. Mr. Loewy is a director of Waban Inc.

ROBERT F. SHAPIRO, 59.
Director since 1974.
Chairman of the Executive Compensation Committee and member of the Executive Committee.

Mr. Shapiro has been President of RFS & Associates, Inc., an investment and consulting firm, since 1988. He was Co-Chairman of Wertheim Schroder & Co. Incorporated, investment bankers, from 1986 to 1987, and was President of Wertheim & Co., Inc., prior thereto. Mr. Shapiro is a director of The Burnham Fund, Inc., and American Buildings Company, and an independent general partner of Equitable Capital Partners, L.P. and Equitable Capital Partners (Retirement), L.P.. He is a past Chairman of the Securities Industry Association.

FLETCHER H. WILEY, 51.
Director since 1990.
Member of the Audit Committee.

Mr. Wiley has been a senior partner at the law firm, Goldstein & Manello, P.C. since August 1993 and prior thereto was a partner at the law firm, Fitch, Wiley, Richlin & Tourse, P.C. and its predecessor firm since 1979.

                     CLASS I DIRECTORS--TERMS EXPIRE 1995

MICHAEL H. DAVIS, 57.
Director since 1994.

Mr. Davis has been a Fellow at the Center for Business and Government, John F. Kennedy School of Government, Harvard University, since 1993. Prior thereto Mr. Davis was employed by The Wyatt Company, an international human resources consulting firm, for 34 years, serving as President and Chief Executive Officer from 1989 to 1993.

SUMNER L. FELDBERG, 69.
Director since 1956.
Chairman of the Board, Chairman of the Executive Committee and member of the Finance Committee.

Mr. Feldberg has been employed by the Company and its predecessor companies since 1949. He served as Treasurer from 1956 to 1967, Senior Vice President-- Finance from 1967 to 1969, Executive Vice President from 1969 to 1973, Chairman of the Board from 1973 to 1987 and from 1989 to the present, and Chairman of the Executive Committee from 1987 to the present. He is Chairman of the Board of Waban Inc., a trustee of Mass. Mutual Corporate Investors, Inc. and Mass. Mutual Participation Investors, and past Chairman of the National Retail Merchants Association.

JOHN M. NELSON, 62.
Director since 1993.
Member of the Executive Compensation Committee.

Mr. Nelson has been Chairman and Chief Executive Officer of the Wyman-Gordon Company since 1991. Mr. Nelson was employed by Norton Company from 1959 to 1990, serving as Chairman, President and Chief Executive Officer from 1988 to 1990, and President and Chief Operating Officer from 1986 to 1990. Mr. Nelson is a director of Brown and Sharpe Manufacturing Company, Cambridge Biotech Corporation, TSI Corporation and Commerce Holdings, Inc.

BURTON S. STERN, 69.
Director since 1956.
Member of the Audit Committee.

Mr. Stern is a private investor. Mr. Stern was employed by the Company and its predecessor companies from 1949 to 1976, and from 1976 to 1990 provided consulting services to the Company. He was President of Amervest Corp., a private investment company, from 1979 to 1989. He is a director of The Copley Fund.

                     CLASS II DIRECTORS--TERMS EXPIRE 1996

PHYLLIS B. DAVIS, 62.
Director since 1990.
Chairperson of the Audit Committee.

Mrs. Davis was employed by Avon Products, Inc. from 1968 to 1991. Mrs. Davis served as Avon's Group Vice President, U.S. Sales and Distribution from 1985 to 1988, Executive Vice President, U.S. Direct Selling, from April 1988 to April 1989, Executive Vice President, Direct Sales Group from April 1989 to September 1989, and Corporate Senior Vice President from September 1989 to September 1991. She is a director of Eaton Corporation and BellSouth Corporation and a trustee of various open-end mutual funds in the Fidelity Group.

STANLEY H. FELDBERG, 69.
Director since 1956.

Mr. Feldberg has provided advisory services to the Company since 1978. He was President of the Company from 1956 to 1978 and served the Company and its predecessor companies in various executive capacities since 1949. He is a director of Waban Inc. and an independent general partner of ML-Lee Acquisition Funds I and II.

ABRAHAM ZALEZNIK, 70.
Director since 1993. Member of the Executive Compensation Committee.

Dr. Zaleznik has been Konusuke Matsushita Professor of Leadership Emeritus at Harvard University and a self-employed consultant since 1990. He was Konusuke Matsushita Professor of Leadership at the Harvard University Graduate School of Business Administration from 1983 to 1990. Prior to 1983, he was Cahners Rabb Professor of Social Psychology of Management at Harvard University. Dr. Zaleznik is a director of American Greetings, Inc., Le Chateau Stores, Ltd., Grossman's Inc., Ogden Corporation and The Timberland Company.

THE BOARD AND ITS COMMITTEES

  The Audit Committee, which held three meetings during fiscal 1994, reviews with management, the internal audit group and the independent accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants upon the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate, and the Committee reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate.

  The Executive Compensation Committee, which held four meetings during fiscal 1994, reviews salary policies and compensation of officers and other members of management, approves compensation plans and compensation of certain officers and other members of management, and administers certain of the Company's incentive plans, including stock option and stock purchase plans. The Committee also has responsibility for consideration of the qualifications of and recommendation to the Board of Directors of nominees to fill Board vacancies and will consider nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company.

  The Executive Committee, which held two meetings during fiscal 1994, has the authority to act for the Board of Directors on most matters during the intervals between meetings of the Board.

  The Finance Committee, which held two meetings during fiscal 1994, reviews with management, and advises the Board with respect to, the Company's finances, including exploring methods of meeting the Company's financing requirements and planning the Company's capital structure.

  During fiscal 1994 the Board of Directors held five meetings. Each director attended at least 75% of all meetings of the Board and Committees of which he or she is a member, except Mr. Nelson, who was elected to the Board in December 1993, and was unable to attend one of the two meetings of the Board and the one Executive Compensation Committee meeting held since his election during fiscal 1994.

COMPENSATION OF DIRECTORS

  Directors, except for Messrs. Cammarata, Stanley H. Feldberg, Sumner L. Feldberg, and Loewy, are paid an annual retainer of $20,000, and fees of $1,250 for each Board meeting and $750 for each Committee meeting attended. In addition, the Chairperson of the Audit Committee and the Chairman of the Executive Compensation Committee are paid $2,500 per annum for their services as such. Directors may participate in the Company's General Deferred Compensation Plan.

  The Company has adopted a retirement plan for its directors (other than directors who are or have been employees of the Company and its subsidiaries). The Company funds the plan through the periodic purchase and transfer to eligible directors of annuity contracts providing for payment in satisfaction of benefits described in the plan. Directors also receive cash payments in compensation for the expected Federal and state income tax payable in respect of the periodic purchase and transfer of the annuity contracts and such cash payments. Any eligible director who attains age 65 with at least 10 years of service (or ages 70, 71 or 72 with 9, 8 or 7 years of service, respectively), including service prior to the adoption of the plan, is entitled to an after-tax retirement benefit equal to the after-tax equivalent of his or her highest three-year average annual basic retainer fees (which are frozen at $20,000 per year for purposes of this plan), payable in the form of a single-life annuity or in certain optional forms of actuarially equivalent value. Because of the cash payments in respect of taxes, and the fact that a portion of the payments under the annuity will constitute a return of investment rather than taxable income, the amount of the annuity payments will be less than the average of the pre-tax retainer fees. Reduced or deferred benefits are payable to directors with at least 5 years of service who retire prior to eligibility for a full retirement benefit. The plan also provides for certain death benefits.

  The Company has adopted the 1993 Stock Option Plan for Non-Employee Directors pursuant to which directors who are not present or former employees of the Company receive options to purchase shares of Common Stock. Pursuant to the plan on the date of each annual meeting, each non-employee director first elected subsequent to the previous annual meeting receives an option to purchase 1,000 shares and each continuing non-employee director is granted an option to acquire 500 shares of Common Stock. Phyllis B. Davis, Robert F. Shapiro, Fletcher H. Wiley and Abraham Zaleznik each received an option for 1,000 shares of Common Stock on the date of the Company's 1993 annual meeting and will receive an option for 500 shares following the 1994 Annual Meeting. Michael H. Davis and John M. Nelson will each receive an option for 1,000 shares of Common Stock following the 1994 Annual Meeting. The Non-Employee Director Option Plan will expire after the grants made at the annual meeting in 1997, but options then outstanding will continue in effect according to their terms. The exercise price of options is the fair market value of the Common Stock on the date of grant. Each option is non-transferable except upon death, expires 10 years after the date of grant and becomes fully exercisable one year after the date of grant. If the director dies or otherwise ceases to be a director prior to the date the option becomes exercisable, that option will immediately expire. Any vested options will remain exercisable for a period of three years following death, disability or retirement after attaining age 65 with at least 10 years of service as a director or after attaining age 70, 71 or 72 with 9, 8 or 7 years of service, respectively, or three months following other termination of the individual's status as a director, but in no event beyond the tenth anniversary of the date of grant. Upon a merger in which the Company is not the surviving corporation or that results in the acquisition of all of the Company's stock or a sale of all or substantially all of the Company's assets, or a dissolution or liquidation of the Company, all options not at the time exercisable will become immediately exercisable and will terminate upon the consummation of the transaction.

BENEFICIAL OWNERSHIP

  The following table shows as of March 15, 1994 the number of shares of the Company's Common Stock beneficially owned by each director, nominee and executive officer and by all directors, nominees and executive officers as a group.

                                                                  PERCENTAGE OF
                                                                   OUTSTANDING
   NAME                                          NUMBER OF SHARES COMMON STOCK
   ----                                          ---------------- -------------
   Bernard Cammarata............................      299,558(1)        .4%
   Donald G. Campbell...........................       73,847(1)        .1%
   Michael H. Davis.............................          -- (2)       --
   Phyllis B. Davis.............................        2,350          --
   Stanley H. Feldberg..........................      349,314(3)        .5%
   Sumner L. Feldberg...........................      357,214(3)        .5%
   Richard G. Lesser............................      103,391(1)        .1%
   Arthur F. Loewy..............................       15,390(4)       --
   John M. Nelson...............................        2,000          --
   Robert F. Shapiro............................       20,704(5)       --
   Burton S. Stern..............................      181,198(3)        .2%
   Fletcher H. Wiley............................          400          --
   Abraham Zaleznik ............................          400          --
   All Directors, Nominees and Executive
    Officers as a group (13 persons)............    1,294,034(6)       1.8%

- --------
(1) Includes with respect to the following executive officers, the following shares of Common Stock which each such executive officer had the right to acquire on March 15, 1994 or within sixty days thereafter through the exercise of options: Mr. Cammarata (196,720); Mr. Campbell (57,150); and Mr. Lesser (84,337).
(2) Michael H. Davis, who was elected a director on April 7, 1994, is not related to Phyllis B. Davis.
(3) Includes the following shares of Common Stock beneficially owned by the following persons as trustees or custodians, of which beneficial interest is disclaimed: Stanley H. Feldberg (125,529), Sumner L. Feldberg (189,637, of which 111,732 are shares also beneficially owned by Stanley H. Feldberg) and Burton S. Stern (14,738). Excludes the following shares of Common Stock beneficially owned by the respective spouses and children of the following persons, of which shares beneficial ownership is disclaimed: Stanley H. Feldberg (181,352), Sumner L. Feldberg (17,289) and Burton S. Stern (176,898). Stanley H. Feldberg and his sister Barbara Stern (the wife of Burton S. Stern) are first cousins to Sumner L. Feldberg.
(4) Excludes 826 shares owned by Mr. Loewy's wife, of which Mr. Loewy disclaims beneficial ownership. Includes 2,550 shares of Common Stock which Mr. Loewy had the right to acquire on March 15, 1994, or within sixty days thereafter through the exercise of options.
(5) Includes 600 shares of Common Stock owned by a foundation of which Mr. Shapiro is a Vice President and Chairman of the Board. Excludes 24 shares of Common Stock owned by Mr. Shapiro's wife, of which Mr. Shapiro disclaims beneficial ownership.
(6) Includes 340,757 shares of Common Stock which such persons had the right to acquire on March 15, 1994 or within sixty days thereafter through the exercise of options.

  As of March 15, 1994, members of the Feldberg families beneficially owned 3,329,626 shares of the Company's Common Stock, constituting 4.5% of the Company's voting securities.

  As of March 15, 1994, based on information filed with the Securities and Exchange Commission with respect to Common Stock, the only persons known to the Company to beneficially own five percent or more of the Company's outstanding voting stock are as follows:

                                                                   PERCENTAGE OF
                                                      NUMBER OF        CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER                   SHARES       OUTSTANDING
- ------------------------------------                  ---------    -------------
FMR Corp. ........................................... 6,030,022(1)     8.17%(1)
Edward C. Johnson 3d
82 Devonshire Street
Boston, Massachusetts 02109

- --------
(1) Information is as of December 31, 1993 and is based on a copy of Schedule 13G filed by FMR Corp. under the Securities Exchange Act of 1934. Includes 327,590 shares issuable upon conversion of the Company's $3.125 Series C Cumulative Convertible Preferred Stock. FMR Corp. has sole voting power with respect to 79,827 of such shares, no voting power with respect to 5,950,195 of such shares, and sole dispositive power as to all such shares. Edward C. Johnson 3d and various family members form a controlling group with respect to FMR Corp.

                                   PROPOSAL 2

           APPROVAL OF CERTAIN TERMS OF THE MANAGEMENT INCENTIVE PLAN FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

  The Company's Management Incentive Plan ("MIP"), in effect since 1979, is intended to provide key officers and associates with cash incentive opportunities based on annual performance goals. MIP is administered by the Executive Compensation Committee of the Board of Directors ("ECC"), which has full authority to grant awards, including selecting the relevant performance criteria thereunder, to adjust performance goals or award amounts in certain circumstances and to amend the terms of the plan. At the beginning of each fiscal year, the ECC determines a range of performance goals from minimum to target to maximum, and for each participant determines the relative weightings of these performance goals and the award amounts payable upon attainment of the goals. Awards may provide that payment is accelerated upon specified events, including a change in control of the Company. Subject to selection by the ECC, officers and associates who are key to the annual growth and profitability of the Company are eligible to participate in MIP. A total of 767 officers and associates currently participate in MIP.

  Section 162(m) of the Internal Revenue Code (the "Code") now limits the deductibility by public companies of compensation paid to each of the chief executive officer and up to four other highly compensated executive officers to $1,000,000 per individual per year. An exception is provided for certain performance-based compensation. In order for MIP awards to qualify for this exception, the material terms of the plan applicable to such awards, including the performance criteria and maximum award opportunities, must be approved by stockholders. The Company is seeking to qualify for this performance-based exception MIP awards for which Section 162(m) is expected to be relevant, and is therefore seeking stockholder approval of the material terms of MIP applicable to these awards.

  With respect to awards to executive officers for which Section 162(m) is expected to be relevant, MIP has been amended to provide as follows: (i) consistent with prior practice, all awards to such executives will be based on divisional pre-tax earnings, as defined, weighted among divisions depending on the responsibilities of the executive; (ii) the maximum amount that will be paid to any such executive with respect to an award for any award period under MIP will be $1,300,000; (iii) the discretion retained by the ECC with respect to awards to these executive officers is limited to that permitted by Section 162(m); and (iv) performance goals are subject to mandatory adjustment for any change in law (including tax laws and statutory rates), regulations or accounting principles, or interpretations thereof, affecting divisional pre-tax income by more than one percent. Targets and other pertinent details of awards to these executive officers will be established by the ECC in accordance with Section 162(m).

  The MIP benefits to be paid for fiscal 1995 and future years are not determinable now. The following table shows the amounts paid to the indicated executive officers and groups for fiscal 1994 under MIP.

              NAME                            POSITION              AMOUNT PAID
              ----                            --------              -----------
Bernard Cammarata............... President and Chief Executive      $  366,803
                                  Officer
Donald G. Campbell.............. Senior Vice President and Chief    $   98,238
                                  Financial Officer
Sumner L. Feldberg(1)........... Chairman of the Board                    N.A.
Richard G. Lesser............... Executive Vice President and       $  222,953
                                  President, T.J. Maxx
All executive officers as a                                         $  687,994
 group..........................
All employees as a group (ex-                                       $5,635,726
 cluding the executive offi-
 cers)..........................

- --------
(1) Sumner L. Feldberg does not participate in MIP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
PROPOSAL 2.

  Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the approval of the material terms of MIP, including the individuals eligible to participate, performance criteria based on weighted divisional pre-tax earnings, and the annual limitation on the amount of compensation that can be paid to any individual thereunder. If Proposal 2 is not approved by stockholders, the fiscal 1995 awards previously made to the executive officers for which Section 162(m) is expected to be relevant will not be effective, and the ECC will consider the nondeductibility thereof in making any future MIP awards to such executive officers.

  The affirmative vote of the holders of a majority of shares properly cast on the proposal, in person or by proxy, will be required to approve Proposal 2. An abstention and a broker non-vote (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and
(ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will have no effect on the outcome. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

                                   PROPOSAL 3

     APPROVAL OF CERTAIN TERMS OF THE LONG RANGE PERFORMANCE INCENTIVE PLAN
          FOR PURPOSES OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

  The Company's Long Range Performance Incentive Plan ("LRPIP"), in effect since 1992, is intended to provide to key officers and associates incentive opportunities based on achievement of three-year performance goals. Awards are generally paid in cash, except that at the Company's option up to 50% of the award may be paid in Common Stock. LRPIP is subject to the terms of the Company's 1986 Stock Incentive Plan, under which Common Stock may be issued pursuant to incentive awards, and shares of Common Stock issued in payment of LRPIP awards are issued under the 1986 Stock Incentive Plan.

  LRPIP is administered by the ECC, which has full authority to grant awards, including selecting the relevant performance criteria thereunder, to adjust performance goals or awards in certain circumstances and to amend the terms of the plan. Awards under LRPIP are generally made annually for each successive rolling three-year period. At the time of award, the ECC determines a range of performance goals for the three-year award period, from minimum to target to maximum, and for each participant determines the relative weightings of these performance goals and the award amounts payable upon attainment of the goals. Upon a change in control of the Company (as defined), payment of the maximum award amount, partially reduced based on the portion of the award period remaining, is accelerated. Subject to selection by the ECC, officers and associates who are key to the Company's profitable growth are eligible to participate in LRPIP. A total of 8 officers and associates currently participate in LRPIP.

  As described under Proposal 2, Section 162(m) of the Code now limits the deductibility of compensation paid to certain executive officers, with exceptions provided for certain performance-based compensation. The Company is seeking to qualify for this performance-based exception LRPIP awards for which
Section 162(m) is expected to be relevant, and is therefore seeking stockholder approval of the material terms of LRPIP applicable to these awards.

  With respect to awards to executive officers for which Section 162(m) is expected to be relevant, LRPIP has been amended to eliminate retention awards and to provide that: (i) consistent with prior practice as it applied to performance awards, all awards to such executives will be based on cumulative divisional pre-tax earnings, as defined, weighted among divisions depending on the responsibilities of the executive; (ii) the maximum amount that will be paid to any such executive with respect to an award for any three-year award period under LRPIP will be $1,300,000; (iii) the discretion retained by the ECC with respect to awards to these executive officers is limited to that permitted by Section 162(m); and (iv) performance goals are subject to mandatory adjustment for any change in law (including tax laws and statutory rates), regulations or accounting principles, or interpretations thereof, affecting divisional pre-tax income by more than one percent. Targets and other pertinent details of awards to these executive officers will be established by the ECC in accordance with Section 162(m).

  The first award cycle under LRPIP covers the three-year period ending with fiscal 1995. The LRPIP benefits to be paid for award periods ending with fiscal 1995 and future years are not determinable now.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR"
PROPOSAL 3.

  Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the approval of the material terms of LRPIP, including the individuals eligible to participate, performance criteria based on weighted divisional pre-tax earnings, and the annual limitation on the amount of compensation that can be paid to any individual thereunder. If Proposal 3 is not approved by stockholders, the awards for the three-year award period beginning with fiscal 1995 previously made to the executive officers for which Section 162(m) is expected to be relevant will not be effective, and the ECC will consider the nondeductibility thereof in making any future LRPIP awards to such executive officers.

  The affirmative vote of the holders of a majority of shares properly cast on the proposal, in person or by proxy, will be required to approve Proposal 3. An abstention and a broker non-vote (i.e., shares held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners and
(ii) the broker or nominee does not have the discretionary authority to vote on a particular matter) will have no effect on the outcome. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION COMMITTEE REPORT

  The Company's executive compensation program is administered by the Executive Compensation Committee (the "ECC") of the Board of Directors. All of the ECC members are independent, non-employee directors.

 Compensation Philosophy

  The Company's compensation philosophy is based upon the premise that all of its associates are important to its success, with senior executives, including its executive officers, setting the direction of the business and having overall responsibility for its results. Because the Company operates in a highly competitive and difficult economic environment for retailers, the Company has planned a compensation structure intended to attract and retain individuals with a high caliber of talent, reward the creativity of its executive officers in maximizing business opportunities and provide incentives to the executive officers to execute the Company's objectives and enhance shareholder value by achieving both short and long term business objectives.

  The ECC has implemented its philosophy of compensation by approving base salaries which are competitive with other retailers; providing short term incentives tied to defined financial measures that such executives can influence; and providing longer term incentives to encourage strategic planning and execution; all of which will have a significant benefit to the Company and its shareholders.

  Sumner Feldberg, Chairman of the Board of Directors, does not participate in the Company's incentive programs.

  The remainder of this report discusses compensation policies and related matters primarily with respect to the Company's last fiscal year (fiscal 1994).

 Base Salary

  The Company sets base salary at levels which are intended to be competitive with those of similar retailers. Mr. Cammarata's salary for fiscal 1994 was $775,481. At the beginning of the fiscal year, Mr. Cammarata's base salary was $725,000 effective as of December 1991. In connection with his new employment agreement described under "Employment Agreements" the ECC granted to Mr. Cammarata a retroactive increase of $50,481 in his fiscal 1994 salary, which increase the Committee believes reflected a more competitive salary level for fiscal 1994. The employment agreements of Messrs. Campbell and Lesser provide for periodic review of the base salary of each by the Board of Directors. Their current base salaries are $375,000 and $585,000, respectively. Base salaries and any adjustments are based on individual performance and prevailing market data on base salaries for similar positions.

  The ECC uses the services of outside compensation consultants in order to ensure that the Company's compensation packages for senior executives are competitive with packages offered by certain peer companies. The companies selected for these purposes are predominantly retail companies, including major competitors of the Company as to which compensation information is available. While some of these peer companies are included in the Dow Jones Apparel Retailers Index appearing in the Performance Graph on page 15, these peer companies are not all the same as the companies comprising that index. The level of base salary and target short term incentive goals in the Company's Management Incentive Plan approximate the median level of such compensation afforded by the peer companies.

 Short Term Incentives

  The Company encourages its key associates, including Messrs. Cammarata, Campbell and Lesser, to realize certain annual goals (tied to pre-tax income) which are set by the ECC at the beginning of each fiscal year, through the Company's Management Incentive Plan ("MIP"). Corporate officers' cash awards

(including those of Messrs. Cammarata and Campbell) are based upon the results of the Company's operating businesses, and divisional officers' cash awards (including Mr. Lesser's award) are based upon the results of their particular businesses. Such executive officers' target awards for fiscal 1994 ranged from 30% to 50% of salary, but if targets are not met, there would be either no MIP award payment or a reduced award payment based on a percentage of the target realized. If results exceed target, the executive officer could earn up to an additional 30% of salary depending upon the performance above goal. The target and maximum award percentages are set by the ECC according to the responsibilities of the individual executive. Messrs. Cammarata's, Campbell's and Lesser's percentages are set by employment agreement. For fiscal 1994, the MIP payments to Messrs. Cammarata, Campbell and Lesser equalled 47%, 28% and 40% of their respective fiscal year salaries.

 Long Term Incentives

  The long term compensation package, which includes both the Long Range Performance Incentive Plan ("LRPIP") and option grants, is designed to reward the realization of longer term goals, including the enhancement of shareholder value, and to encourage continuity of senior management, including Messrs. Cammarata, Campbell and Lesser, by tying a significant portion of such executives' total compensation to the Company's long term performance. The long term components of Mr. Cammarata's compensation package awarded in fiscal 1994, which are designed to provide incentives both for performance and for continued service to the Company, include a LRPIP award tied to Company-wide goals for fiscal 1994-1996; and the stock option award granted to Mr. Cammarata vesting over a three year period.

   Long Range Performance Incentive Plan

  The objectives of LRPIP are to reward executive officers for achieving long term financial performance goals (either Company-wide goals or divisional goals) over a three-year period; to encourage stock ownership; and to provide incentives for the executive officers who participate in the plan to stay with the Company. To meet these objectives, a retention award equal to the performance target award will be paid under fiscal 1994 grants if the executive officer remains with the Company for three years. If three year pre-tax income targets are achieved, a target performance award will be paid, but if performance targets are not met, there would be either no performance award or a reduced performance award based on the percentage of the target goals realized. Performance awards increase for achievement exceeding target goals and may range up to 200% of the performance target award. Awards earned under LRPIP are paid half in cash and half either in cash or Common Stock of equivalent value or a combination of cash and Common Stock, as determined at the time of payment by the ECC.

   Option Grants

  Annual grants of stock options are awarded to the Company's key associates, including Messrs. Cammarata, Campbell and Lesser. The number of stock options granted key associates is based upon the level and responsibility of the particular associate, the associate's expected contribution towards Company performance, and industry practice. During fiscal 1994, Messrs. Cammarata, Campbell and Lesser received grants of options for 60,000, 20,000 and 30,000 shares, respectively. Because of the vesting provisions of such grants, the options provide another incentive for the executive officer to remain with the Company. The options also are designed to reward the executive officers to the extent the Company's stock performance is enhanced.

  The Company generally intends to design the Company's compensation program consistent with qualifying executive officers' compensation for deductibility by the Company under Section 162(m) of the Internal Revenue Code. See Proposals 2 and 3.
                                                  Executive Compensation
                                                  Committee

                                                  Robert F. Shapiro, Chairman
                                                  John M. Nelson
                                                  Abraham Zaleznik

                          SUMMARY COMPENSATION TABLE

  The following provides information concerning compensation for the Chief Executive Officer and the Company's three other executive officers for services to the Company for the fiscal years ended January 29, 1994, January 30, 1993 and January 25, 1992.

                                    ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                               ------------------------------ ----------------------------------
                                                                 AWARDS GRANTED       PAYOUTS
                                                              --------------------- ------------
                                                              RESTRICTED
                                                 OTHER ANNUAL   STOCK    SECURITIES  LONG-TERM   ALL OTHER
       NAME AND        FISCAL                      COMPEN-      AWARDS   UNDERLYING  INCENTIVE    COMPEN-
  PRINCIPAL POSITION   YEAR(1)  SALARY  BONUS(2)  SATION(3)     ($)(4)    OPTIONS   PLAN PAYOUTS SATION(5)
  ------------------   ------- -------- -------- ------------ ---------- ---------- ------------ ---------
Bernard Cammarata       1994   $775,481 $537,803    $6,471           $0    60,000         $0       $6,680
 President and Chief    1993   $738,942 $547,782    $6,595     $837,500    65,000         $0       $6,867
 Executive Officer      1992   $630,423 $236,408                     $0    75,000         $0
Donald G. Campbell      1994   $346,154 $140,738    $4,510           $0    20,000         $0       $7,963
 Senior Vice President  1993   $322,596 $141,923    $3,957     $223,328    17,000         $0       $8,320
 Finance and Chief      1992   $261,731 $ 58,889                     $0    19,000         $0
 Financial Officer
Sumner L. Feldberg(6)   1994   $139,500     N.A.    $2,765         N.A.      N.A.       N.A.     $133,432
 Chairman of            1993   $142,182     N.A.    $2,818         N.A.      N.A.       N.A.     $133,432
 the Board              1992   $139,500     N.A.                   N.A.      N.A.       N.A.
Richard G. Lesser       1994   $556,154 $315,953    $7,294           $0    30,000         $0       $7,963
 Executive Vice
  President             1993   $533,173 $312,787    $6,115     $446,672    32,000         $0       $8,320
 and President, T.J.
 Maxx                   1992   $479,731 $230,923                     $0    34,000         $0

- --------
(1) Fiscal years 1994 and 1992 included 52 weeks; fiscal year 1993 included 53 weeks.
(2) Except for the amounts set forth in the following sentences, the Bonus amounts were paid pursuant to MIP. The Bonus amounts for fiscal 1994 with respect to Messrs. Cammarata, Campbell and Lesser include $171,000, $42,500 and $93,000, respectively, which represent one-third of the retention portion of awards granted in fiscal 1994 and 1993 under LRPIP which have not been earned or paid and will be payable in fiscal 1997 and 1996, respectively, if the executive is employed by the Company at the end of the fiscal 1994-1996 and 1993-1995 award periods, respectively. The Bonus amounts for fiscal 1993 with respect to Messrs. Cammarata, Campbell and Lesser include $85,500, $20,833 and $43,833, respectively, which represent one-third of the retention portion of awards granted in fiscal 1993 under LRPIP which have not been earned or paid and will be payable in fiscal 1996 if the executive is employed by the Company at the end of the fiscal 1993-1995 award period.
(3) Other Annual Compensation includes tax reimbursements associated with car allowances and excludes perquisites having an aggregate value of the lesser of either $50,000 or 10% of salary and bonus.
(4) Messrs. Cammarata, Lesser and Campbell have participated in a Performance Accelerated Restricted Stock ("PARS") program. PARS have an accelerated vesting feature based upon achievement of between 10% and 20% annual compound growth of Company or divisional earnings depending on the participant. Shares of restricted stock receive ordinary common stock dividends. No PARS awards were made in fiscal year 1994. In December 1993, the Executive Compensation Committee accelerated the vesting of certain of the PARS of Messrs. Cammarata (25,000 shares) Campbell (10,833 shares) and Lesser (6,730 shares) which were otherwise to vest in January 1994 to achieve tax benefits for the Company and the executives. As of January 29, 1994 the following executive officers had unvested aggregate PARS amounts and values: Mr. Cammarata, 51,500 shares, $1,480,625 value; Mr. Campbell, 2,197 shares, $63,164 value; and Mr. Lesser, 4,618 shares, $132,768 value. With respect to PARS granted to Mr. Cammarata, if the fair market value of Common Stock is less than $16.98 at the time of vesting of any PARS and cumulative annual compound growth in adjusted earnings per share of the Company exceeds 10%, the Company will pay Mr. Cammarata an amount equal to any such difference in value for the shares then vesting. No such cash payments have been required to date. In the event of a change of control, as defined, each executive officer would vest in such officer's PARS. Upon death or disability, each such executive officer would vest in approximately twice the number of shares vesting on a non-accelerated basis through such date. In the event of termination of his employment by the Company other than for cause or termination by Mr. Cammarata for Valid Reason (as defined), Mr. Cammarata would vest in a prorated portion of shares normally vesting in the year of termination.
(5) All Other Compensation for fiscal 1994 includes (a) calendar 1993 Company contributions to the Company's General Savings/Profit Sharing Plan of $1,415 to the account of Mr. Cammarata and $2,698 to the accounts of each of Messrs. Campbell and Lesser, (b) Company paid amounts with respect to executive life insurance in the amounts of $5,265 for each of Messrs. Cammarata, Campbell, Feldberg and Lesser, and (c) payment under the Company's Supplemental Executive Retirement Plan to Mr. Feldberg of $128,167.
(6) Waban Inc. reimburses the Company for 50% of the costs of Mr. Feldberg's salary (which for fiscal 1994 was $279,000), representing compensation for services rendered to Waban Inc. Such reimbursed amount is not included in the table. Mr. Feldberg does not participate in any of the Company's short term or long term incentive plans.

                          OPTION GRANTS IN FISCAL 1994

  The following table reports stock option grants awarded between January 31, 1993 and January 29, 1994 to the following executive officers.

                                         INDIVIDUAL GRANTS
                         --------------------------------------------------
                                                                              POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF   PERCENT OF                                  ASSUMED ANNUAL RATES OF
                         SECURITIES TOTAL OPTIONS                               STOCK PRICE APPRECIATION
                         UNDERLYING  GRANTED TO    EXERCISE OR                     FOR OPTION TERM(2)
                          OPTIONS   EMPLOYEES IN    BASE PRICE   EXPIRATION ----------------------------------
          NAME           GRANTED(1)  FISCAL YEAR  (PER SHARE)(1)    DATE    0%        5%             10%
          ----           ---------- ------------- -------------- ---------- --- --------------  --------------
Bernard Cammarata.......   60,000       10.7%         $25.25      9/08/03    $0 $      952,800  $    2,414,520
Donald G. Campbell......   20,000        3.6%         $25.25      9/08/03    $0 $      317,600  $      804,840
Richard G. Lesser.......   30,000        5.3%         $25.25      9/08/03    $0 $      476,400  $    1,207,260
- ---------------------------------------------------------------------------------------------------------------
All Optionees(3)........  562,790        100%         $25.28                 $0 $    8,947,236  $   22,674,809
All Shareholders(4).....                                                     $0 $1,167,399,917  $2,958,519,479
Optionee Gains as % of
 All Shareholders Gain..                                                                   0.8%            0.8%

- --------
(1) All options were granted with an exercise price equal to the closing price on the New York Stock Exchange on the day of grant. Options vest in equal annual installments over three years. All options vest upon a change of control, as defined. All options vest upon death or disability in the case of Messrs. Cammarata, Campbell and Lesser and, in the case of Mr. Cammarata, upon termination of his employment by the Company other than for cause or upon termination of employment by Mr. Cammarata for Valid Reason (as defined).

(2) The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates required by the SEC, and therefore are not intended to forecast possible future appreciation of the Company's stock price at the end of ten years.

(3) The All Optionees example assumes the average price per share of all options granted during fiscal 1994 ($25.28) for a ten year term based on assumed annual stock price appreciation of 0%, 5% and 10%, respectively.

(4) No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. The All Shareholders example assumes the same price and ten year term used in the All Optionees example and is based on the number of shares outstanding on January 29, 1994 of 73,430,615, but does not reflect dividends which may be received during the period shown.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1994
                     AND FISCAL 1994 YEAR-END OPTION VALUES

  The following table provides information on option exercises in fiscal 1994 by executive officers and the value of such officers' unexercised options as of January 29, 1994.

                                                   NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                  UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                            SHARES              OPTIONS AT FISCAL YEAR-END    AT FISCAL YEAR-END(1)
                           ACQUIRED             --------------------------- -------------------------
                          ON EXERCISE   VALUE    EXERCISABLE  UNEXERCISABLE
      NAME               (# OF SHARES) REALIZED (# OF SHARES) (# OF SHARES) EXERCISABLE UNEXERCISABLE
      ----               ------------- -------- ------------- ------------- ----------- -------------
Bernard Cammarata.......        0         $0       171,720       159,580    $2,135,051   $1,279,225
Donald G. Campbell......        0         $0        57,150        38,900    $  694,034   $  262,630
Richard G. Lesser.......        0         $0        84,337        65,150    $1,033,962   $  462,630

- --------
(1) The value of unexercised in-the-money options was calculated based on the closing price of the Company's Common Stock as of January 29, 1994, the last day of the fiscal year, less the option price of the grants when awarded.

          LONG-TERM INCENTIVE PLAN--PERFORMANCE AWARDS IN FISCAL 1994

  The following table describes the portion of awards granted to executive officers under the Company's Long Range Performance Incentive Plan ("LRPIP") during fiscal 1994 which are subject to performance goals(1).

                                                     ESTIMATED FUTURE PAYOUTS
                                                      UNDER NON-STOCK PRICE-
                                        PERFORMANCE         BASED PLAN
                                          PERIOD    ---------------------------
                                           UNTIL    THRESHOLD  TARGET  MAXIMUM
      NAME                                PAYOUT       ($)      ($)      ($)
      ----                              ----------- --------- -------- --------
Bernard Cammarata......................  1994-1996      $0    $256,500 $513,000
Donald G. Campbell.....................  1994-1996      $0    $ 65,000 $130,000
Richard G. Lesser......................  1994-1996      $0    $147,500 $295,000

- --------
(1) LRPIP operates on the basis of three-year periods. For each period, the ECC sets target awards and performance goals. Performance goals (tied to pre-tax income) are based on Company-wide goals for corporate officers and on divisional goals for divisional officers. If three year targets are met or partially met, up to 100% of the target award will be paid, increasing up to the maximum pay out for performance which exceeds target goals. Awards earned under LRPIP are paid half in cash and half either in cash or Common Stock of equivalent value or a combination of cash and Common Stock, as determined at the time of payment by the ECC. Common Stock distributions are made under the terms of the 1986 Stock Incentive Plan, to which LRPIP is subject. If employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, the employment agreement of each of the executive officers provides that such officer would receive a prorated portion of any LRPIP target award and upon a change of control, as defined, the executive officer would be entitled to receive the maximum award for the fiscal 1994-1996 period.

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative performance of the Company's common stock with the S&P Composite--500 Stock Index and the Dow Jones Apparel Retailers Index as of the date nearest the end of the Company's fiscal year for which index data is readily available for each year in the five-year period ending January 29, 1994. The graph assumes that $100 was invested on January 27, 1989 in each of the Company's Common Stock, the S&P Composite-500 Stock Index and the Dow Jones Apparel Retailers Index and that all dividends were reinvested. The Company's stock price performance assumes reinvestment in Company stock of the June 14, 1989 special dividend of Waban Inc. common stock and cash based on the Company's and Waban Inc.'s closing stock prices on that day.

                                    [ART]

                                            Dow Jones
                          The TJX            Apparel
                         Companies          Retailers
                            Inc.              Index            S&P 500
                         ---------          ---------          -------
      Base Year           $100.00            $100.00           $100.00
           1990             97.98             104.05            114.46
           1991             84.24             114.38            124.07
           1992            129.84             179.69            152.22
           1993            202.42             170.68            168.33
           1994            220.07             159.51            190.00

RETIREMENT PLANS

  The Company has in effect a qualified Retirement Plan for all eligible employees and a Supplemental Executive Retirement Plan ("SERP") for certain key employees, including the executive officers. The following table shows the estimated annual benefit payable on a straight life annuity basis at normal retirement (age 65) for all employees eligible for SERP benefits. Benefits payable under SERP are calculated by deducting benefits received under the Company's Retirement Plan; primary Social Security benefits; and benefits associated with the Company's contribution under the General Savings/Profit Sharing Plan.

                                 ESTIMATED ANNUAL RETIREMENT BENEFITS
                                   FOR YEARS OF SERVICE INDICATED(2)
                 AVERAGE
            ANNUAL EARNINGS(1)   10 YEARS     15 YEARS     20 YEARS OR MORE
            ------------------   ------------ ------------ -----------------
             $  100,000              $ 25,000     $ 37,500         $ 50,000
                150,000                37,500       56,250           75,000
                200,000                50,000       75,000          100,000
                300,000                75,000      112,500          150,000
                400,000               100,000      150,000          200,000
                500,000               125,000      187,500          250,000
                600,000               150,000      225,000          300,000
                800,000               200,000      300,000          400,000
              1,000,000               250,000      375,000          500,000
              1,200,000               300,000      450,000          600,000
              1,400,000               350,000      525,000          700,000
              1,600,000               400,000      600,000          800,000

- --------
(1) Average Annual Earnings includes salary and short term bonuses and is based on the highest compensation during five of the last ten years of employment.
(2) As of January 29, 1994, the years of service for the following executive officers under SERP are as follows: Mr. Cammarata, 17 years; Mr. Campbell, 20 years; Mr. Feldberg, 44 years; and Mr. Lesser, 19 years. Mr. Feldberg has commenced receiving benefits under SERP.

EMPLOYMENT AGREEMENTS

  It is expected that Bernard Cammarata will enter into a new employment agreement with the Company to be dated as of January 30, 1994 providing for his employment as the Company's President and Chief Executive Officer until January 31, 1998 and thereafter until terminated by either Mr. Cammarata or the Company. The agreement is expected to contain the terms described herein. Mr. Cammarata's base salary is currently set at a rate of $850,000 following a retroactive salary increase to $800,000 from June 1993. Pursuant to his agreement, Mr. Cammarata participates in LRPIP and is entitled to earn for each award cycle up to 70% of his base salary as a target award or up to 105% as a maximum award. He also is entitled to receive up to 50% of his base salary as a target award or up to 100% as a maximum award under MIP. Mr. Cammarata is also vested in his SERP benefits. Mr. Cammarata is entitled to annual option grants covering no less than 50,000 shares or such larger number as the Executive Compensation Committee deems appropriate. The options vest 33 1/3% per year and are exercisable for 10 years. The option grant for Fiscal 1995 covers 75,000 shares. The Committee retains the right to substitute for an option grant a grant of shares having an equivalent value. Mr. Cammarata has also received a four-year grant covering 150,000 shares of performance-based deferred stock ("Performance Stock"). The Performance Stock will vest at a maximum rate of 25% for each year in which consolidated Company earnings per share from continuing operations increases by 15% over the prior year (or any other year beginning on or after January 29, 1994, if higher) or in which the cumulative compound growth rate equals or exceeds 15%. Unvested shares will fully vest at the end of four years upon attainment of a cumulative compound earnings growth rate of 12 1/2% over the four-year period. Reduced vesting rates apply in the case of lower earnings per share growth, with no vesting occurring at growth rates at or below 10%. Dividends accrue on the grant but are payable only when and if shares vest.

  If the employment period terminates by reason of death, disability, incapacity, termination by the Company other than for cause or is terminated by Mr. Cammarata following certain Company actions, Mr. Cammarata is entitled to receive the following: base salary and benefits for the greater of two years or the balance of the contract period (offset for earnings after the first 12 months); his target under the Company's MIP for the year of termination plus a prorated target award under the plan for such year; a portion of any LRPIP target award prorated for months employed in the performance cycle before termination; and up to 50% per year of his Performance Stock grant (in the case of death, disability or incapacity) or up to 25% per year of such grant in the case of termination by the Company for other than cause or termination by Mr.

Cammarata following specified Company actions. In the event of a change of control (as defined) of the Company, Mr. Cammarata would vest in options, Performance Stock, his maximum LRPIP award and PARS. He would also be entitled to one year's target award under MIP, and a prorated MIP target award for the year of the change of control. In the event of a change of control followed by termination of employment resulting from a Change of Control Termination, as defined, Mr. Cammarata would also be entitled to the termination benefits generally payable to the Company's officers upon a change of control as described below under "Change of Control Severance Benefits."

  Sumner L. Feldberg devotes time to the affairs of both the Company and Waban Inc. ("Waban"). Mr. Feldberg's amended employment agreement with the Company calls for a period of principal employment at an annual salary of $279,000 through May 31, 1994. For the three-year period following principal employment, Mr. Feldberg's duties will include assisting and providing continuity to management. During such three-year period Mr. Feldberg will be paid a salary equal to his highest base rate of compensation during the five years preceding the end of the period of principal employment, subject to an offset for Social Security and retirement benefits (including the pre-tax value of SERP benefits). After the three-year period Mr. Feldberg may agree to provide additional consulting and advisory services but is not required to do so. During this latter period Mr. Feldberg will not be entitled to additional cash remuneration under the agreement but will continue to receive retirement benefits. Mr. Feldberg has commenced receiving SERP benefits of approximately $128,000 per year during the lifetimes of Mr. Feldberg and his wife. Mr. Feldberg's wife may be entitled to death benefits under the agreement, subject to offset for Social Security and certain retirement plan (including SERP) death benefits. The agreement also provides for specified additional benefits, including medical coverage and basic and additional life insurance. In the event of a change of control (as defined) of the Company, the Company would be required to pay in a lump sum the present value of future remuneration and other benefits under the Agreement. Under an agreement between the Company and Waban, which Waban is entitled to terminate upon 90 days' notice if Mr. Feldberg is no longer Chairman of the Board of Waban, Waban has agreed to reimburse the Company for 50% of the Company's costs with respect to Mr. Feldberg until the expiration of three years after his period of principal employment. For fiscal 1994, Waban paid $139,500 to the Company as reimbursement for 50% of Mr. Feldberg's salary. Waban also reimbursed the Company for Waban's share of other costs under the agreement.

  Each of Richard Lesser and Donald G. Campbell has an employment agreement effective as of February 1, 1992 with the Company providing for employment until January 31, 1995 and thereafter until terminated by the Company or the executive. Pursuant to their agreements, as amended, Mr. Lesser and Mr. Campbell currently receive $585,000 and $375,000, respectively, in base salary. Pursuant to his agreement, Mr. Lesser participates in LRPIP; and for fiscal year 1995 and thereafter he is entitled to earn up to 40% of his base salary as a target award or up to 80% as a maximum award under the Company's MIP. Pursuant to his agreement, Mr. Campbell participates in LRPIP; and for fiscal year 1995 and thereafter he is entitled to earn up to 35% of his base salary as a target award or up to 70% as a maximum award under the Company's MIP. If employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, Messrs. Lesser and Campbell will be entitled to certain benefits, including continuation of base salary and health and similar benefits for defined periods, payment of certain MIP and deferred compensation awards and a portion of any LRPIP target award prorated for months employed in the performance cycle before termination. In the event of a change of control (as defined), Messrs. Lesser and Campbell would vest in their PARS and options. They would also be entitled to accelerated lump-sum payments of the MIP target award for the year in which the change of control occurs; a prorated portion of such MIP target award; and maximum LRPIP awards. If a change of control were followed by termination of employment resulting from a Change of Control Termination, as defined, Messrs. Lesser and Campbell would also be entitled to the termination benefits described below under "Change of Control Severance Benefits."

  Arthur F. Loewy devotes time to the affairs of both the Company and Waban. Mr. Loewy has an employment agreement with the Company, which, as amended, will continue until January 28, 1995, subject to earlier termination, at a base salary of $183,000. In the event of termination of employment he would generally be entitled to a continuation of salary payments through the term of the agreement. Upon a change of control (as defined) of the Company, Mr. Loewy would be entitled to an acceleration of remaining salary payments and certain other benefits. Pursuant to an agreement between Waban and the Company, Waban reimburses the Company for 50% of the Company's costs with respect to Mr. Loewy. For fiscal 1994, Waban paid $91,500 to the Company as reimbursement for 50% of Mr. Loewy's salary. Waban also reimbursed the Company for Waban's share of other costs under the agreement.

  Stanley H. Feldberg entered into an employment agreement with the Company effective February 1, 1977, as amended. Under the agreement, which extends for his life, Mr. Feldberg may render such services as he and the Company may from time to time agree upon. Mr. Feldberg is currently entitled to annual remuneration of $179,959, subject to certain retirement-benefit offsets. His wife may be entitled to death benefits under the agreement upon Mr. Feldberg's death. The agreement provides for specified additional benefits, including medical coverage and basic and additional life insurance. Payments made to Mr. Feldberg or his wife after retirement or death are reduced by payments under certain other plans of the Company. The agreement provides that in the event of a change of control (as defined) of the Company, the Company would be required to pay in a lump sum the present value of future remuneration and other benefits.

CHANGE OF CONTROL SEVERANCE AGREEMENTS

  The Company provides change of control severance benefits to selected associates under individual agreements. Under these agreements, in general, upon a change of control (as defined) of the Company the associate would be entitled to accelerated lump-sum payments of the MIP target award for the year in which the change of control occurs and a prorated portion of any LRPIP award. If, during the 24-month period following a change of control, the Company were to terminate the associate's employment other than for cause (as defined) or the associate were to terminate his employment for reasons specified in the agreement, or if the employment period were to terminate by reason of death, disability or incapacity, the associate would be entitled to receive an amount equal to two times his base salary plus the present value of his SERP benefits, calculated using an additional service credit. For up to two years following termination the Company would also be obligated to provide continued health and other insurance and disability benefits and the use of an automobile. The foregoing benefits would be payable whether or not they gave rise to a federal excise tax on so-called "excess parachute payments" or were non-deductible, except to the extent a reduction in amounts paid would maximize the associate's after-tax benefits. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the associate in seeking enforcement of contractual rights following a change of control.

TRUST AGREEMENTS

  The Company has entered into trust agreements with institutional trustees providing for the payment out of the assets of the trusts of benefits accrued under such of the Company's various benefit plans, employment agreements and other employment arrangements as are from time to time specified by the Company. The trusts are currently only nominally funded, but the Company may in its discretion make contributions to and withdrawals from the trusts from time to time, subject to the trusts becoming irrevocable upon a change of control (as defined) of the Company and to the Company's obligations to fully fund the trusts upon a change of control. To the extent not withdrawn by the Company, the assets of the trusts will be used, subject to the terms of the trusts and to the Company's obligations to its general creditors, to make payments as they become due under the terms of the benefit plans, employment agreements and other employment arrangements from time to time specified by the Company.

INDEMNIFICATION AGREEMENTS

  The Company has entered into indemnification agreements with each of its directors and officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer or served at the Company's request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law shall permit broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Certificate of Incorporation and by Delaware law.

                          RELATIONSHIP WITH WABAN INC.

  In connection with the spin-off of Waban as part of the Company's restructuring in June 1989 (the "Spin-off"), the Company and Waban entered into a Distribution Agreement and a Services Agreement. The Distribution Agreement provides for, among other things, (i) the division between Waban and the Company of certain liabilities and (ii) certain other agreements governing the relationship between Waban and the Company following the Spin-off. The Company has retained liability for insured claims arising before the Spin-off and in 1999 will receive from (or pay to) Waban the amount by which the Company's costs exceed (or are less than) the reserve established by the Company. In general, Waban assumed responsibility for all other liabilities relating to its business for periods prior to and after the Spin-off. Pursuant to the Services Agreement, the Company provided certain services to Waban during fiscal 1994, for which Waban paid the Company $6,482,783. Prior to the Spin-off, the Company had guaranteed most of the leases entered into by Waban, as well as certain indebtedness of Waban. While Waban is primarily liable on leases and debt entered into or under negotiation prior to the Spin-off, the Company remained contingently liable as guarantor of substantially all such leases and on certain debt and other obligations incurred prior to the Spin-off.

                              INDEPENDENT AUDITORS

  The directors have appointed Coopers & Lybrand, who have served as the Company's auditors since 1962, to examine the financial statements of the Company for the fiscal year ending January 28, 1995. The Company expects representatives of Coopers & Lybrand to be present at the Annual Meeting with an opportunity to make a statement if they desire and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders submitted for consideration at the next annual meeting of stockholders must be received by the Company no later than December 28, 1994 in order to be considered for inclusion in the Company's proxy materials for that meeting.

                                 OTHER MATTERS

  The management has no knowledge of any other matter which may come before the Annual Meeting and does not, itself, intend to present any such other matter. However, if any such other matters shall properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

  Neither the Executive Compensation Committee Report appearing above at pp. 10 to 11 nor the Performance Graph appearing above at p. 15 shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such report or graph by reference, and shall not otherwise be deemed filed under such Acts.

  The cost of solicitation of proxies will be borne by the Company. The Company has retained Morrow & Co., Inc., to assist in soliciting proxies by mail, telephone and personal interview for a fee of $6,000, plus expenses. Officers and employees of the Company may also assist in soliciting proxies in those manners.

                           GRAPHICS APPENDIX LIST

         EDGAR Version                        Typeset Version
         -------------                        ---------------
         Tx 15 contains the                   The Performance Graph includes
         Performance Graph                    hash marks for the Base Year and
                                              each of 1990, 1991, 1992, 1993
                                              and 1994 on the X-axis, and grid
                                              lines of $50.00 increments from
                                              $0.00 to $250.00 on the Y-axis.
                                              The chart below details each
                                              plot point.

                                Dow Jones
                 The TJX         Apparel
                Companies       Retailers
                   Inc.           Index          S&P 500
                ---------       ---------        -------
Base Year       $ 100.00         $100.00         $100.00
     1990          97.98          104.05          114.46
     1991          84.24          114.38          124.07
     1992         129.84          179.69          152.22
     1993         202.42          170.68          168.33
     1994         220.07          159.51          190.00

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                        With-  For all
                                   For  hold   Except
     1. Election of Directors.     [ ]   [ ]    [ ]

              Bernard Cammarata, Arthur F. Loewy,
            Robert F. Shapiro and Fletcher H. Wiley

        INSTRUCTION:  To withhold authority for any individual
        Nominee, mark the "For All Except" box and strike a line through that nominee's name.

           RECORD DATE SHARES:
    -------------------------------------------------------------



                       REGISTRATION


    -------------------------------------------------------------


                                                    --------------------------
    Please be sure to sign and date this Proxy.     Date
- ------------------------------------------------------------------------------


    Shareholder sign here                   Co-owner sign here
                         -------------------                  ----------------


                                                  For   Against   Abstain
     2. Approve certain terms of the Company's    [ ]     [ ]       [ ]
        Management Incentive Plan for purposes of
        Section 162(m) of the Internal Revenue
        Code.

                                                  For   Against   Abstain
     3. Approve certain terms of the Company's    [ ]     [ ]       [ ]
        Long Range Performance Incentive Plan for purposes of Section 162(m) of the Internal
        Revenue Code.

                The Board of Directors recommends a vote For
            the Election of Directors and For Proposals 2 and 3.

                       PLEASE VOTE, DATE, SIGN AND
                   RETURN PROMPTLY IN ENCLOSED ENVELOPE.

       Please sign this proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

              Mark box at right if comments or address change have
              been noted on the reverse side of this card.           [ ]

- --------------------------------------------------------------------------------
   DETACH CARD

                           THE TJX COMPANIES, INC.

     Please take note of the important information enclosed with this proxy card. There are a number of issues related to your Company that require your attention. These are discussed in detail in the enclosed proxy materials.

     Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

     Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return the proxy card in the enclosed postage paid envelope.

     Proxy cards must be received prior to the Annual Meeting of Stockholders, June 7, 1994.

     Thank you in advance for your prompt consideration of these matters.

PROXY                                                                    PROXY

                           THE TJX COMPANIES, INC.

The undersigned hereby appoints SUMNER L. FELDBERG, BERNARD CAMMARATA, and JAY
H. MELTZER, and each of them, as attorneys and proxies, with full power of substitution, to represent and to vote at the Annual Meeting of Stockholders of The TJX Companies, Inc. (the "Company") to be held at the State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, on Tuesday, June 7, 1994 at 11:00 a.m., and at any adjournment thereof, all the shares of Common Stock of the Company which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

The Board of Directors recommends a vote FOR the election of Directors and FOR Proposals 2 and 3.


HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

- --------------------------------------      -----------------------------------

- --------------------------------------      -----------------------------------

- --------------------------------------      -----------------------------------

     [The Company's Long Range Performance Incentive Plan is provided as required by Item 10, Instruction 3 to Schedule 14A and is not included as a part of the Company's Proxy Statement.]


                            THE TJX COMPANIES, INC.
                     LONG RANGE PERFORMANCE INCENTIVE PLAN
                     (as amended through January 30, 1994)


1.   Purpose
     -------

     The purpose of The TJX Companies, Inc. Long Range Performance Incentive Plan (the "Plan") is to promote the long-term success of The TJX Companies, Inc. (the "Company") and its shareholders by providing competitive incentive compensation to those officers and selected employees upon whose judgment, initiative, and efforts the Company depends for its profitable growth.

2.   1986 Stock Incentive Plan
     -------------------------

     Since shares of Common Stock of the Company ("Common Stock") may be issued under this Plan, this Plan shall be subject to the terms of the Company's 1986 Stock Incentive Plan ("Incentive Plan") and any shares so issued shall be issued under the Incentive Plan.

3.   Term
     ----

     The Plan shall be effective as of January 25, 1992 (the start of fiscal year 1993), and the Plan shall remain in effect until terminated by the Company's Board of Directors (the "Board") or until termination of the Incentive Plan, if earlier.

4.   Plan Administration
     -------------------

     The Plan shall be administered by the same Committee that administers the Incentive Plan. The Committee shall have full and exclusive power to interpret the Plan and to adopt such rules, regulations and guidelines for carrying out the Plan as it may deem necessary or proper, consistent with the Incentive Plan.

5.   Eligibility and Target Award
     ----------------------------

     Any key employee (an "Employee") of the Company or any of its Subsidiaries who could receive an award under the Incentive Plan shall be eligible to receive awards under the Plan.

     At the commencement of each three-year performance cycle (the "Performance Cycle"), the Committee shall designate those who will participate in the Plan (the "Participants") and their target awards (the "Awards"). Subsequent to the commencement of a Performance Cycle, the Committee may, in special circumstances, designate additional Participants and their target awards for such Performance Cycle.

6.   Award Goals
     -----------

     At the commencement of each Performance Cycle, the Committee shall set one or more performance goals (the "Performance Goals") for such Performance Cycle, the relative weight to be given to each Performance Goal, and a schedule for determining payments if actual performance is above or below the goal. For the Performance Cycles for fiscal years 1993-1995 and 1994-1996, the Committee shall specify a minimum (which shall be 50% irrespective of any attainment of Performance Goals) and a maximum (not to exceed 150%) of the Award which may be earned. For the Performance Cycles for fiscal years 1995-1997 and thereafter, Awards shall not provide for any minimum payment; however, the Committee for each such Cycle shall establish a maximum (not to exceed 150%) of the Award which may be earned.

     At any time designated by the Committee during a Performance Cycle or thereafter, but prior to Award payment, appropriate adjustments in the goals may be made by the Committee to avoid undue windfalls or hardships due to external conditions outside the control of management, nonrecurring or abnormal items, or other matters as the Committee shall, in its sole discretion, determine appropriate to avoid undue windfalls or hardships.

     As soon as practicable after the end of the Performance Cycle, the Committee shall determine what portion of each Award has been earned.
     Fifty percent of the Award payment shall be paid in cash and the remaining 50% shall be paid in an equivalent value of Common Stock, cash or any combination thereof as the Committee in its sole discretion shall determine. For this purpose, the value of Common Stock shall be the closing price, regular way, on the New York Stock Exchange on the trading day preceding the date of the Committee meeting at which Award payments for the applicable Performance Cycle are determined.

     A participant shall have the right to defer the receipt of any cash payment of any Award in accordance with the provisions of the Company's General Deferred Compensation Plan. The provisions of the Company's General Deferred Compensation Plan notwithstanding, upon the request of a Participant, The Committee, in its sole discretion, may (i) modify any election by a Participant as aforesaid or (ii) in the absence of such an election, change the scheduled time for payment.

7.   Termination
     -----------

     Awards are forfeited at termination of employment. However, if termination of employment occurs by reason of (i) death, (ii) disability (as determined under the Incentive Plan), (iii) normal retirement under a retirement plan of the

     Company, or earlier retirement after age 55 with the consent of the Company, or (iv) with the consent of the Company, the Committee may, in its sole discretion, direct that all or a portion of a Participant's Award be paid, taking into account the duration of employment during the Performance Cycle, the Participant's performance, and such other matters as the Committee shall deem appropriate. This Section 7 shall not apply to the extent the rights of a Participant in such circumstances are governed by another agreement.

8.   Transferability
     ---------------

     Awards under the Plan will be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by the Participant other than by will or the laws of descent and distribution.

9.   Change of Control; Mergers, etc.
     --------------------------------

     a. In the event the Company undergoes a Change of Control as defined in the Incentive Plan, this Plan shall automatically terminate and within 30 days following such Change of Control, whether or not a Participant's employment has been terminated, the Company shall pay to the Participant the following in a lump sum in full payment of his
          Award:

          An amount with respect to each Performance Cycle for which the Participant has been designated as a Plan Participant equal to 50 percent of the product of (i) the maximum Award for the Participant for such Performance Cycle and (ii) a fraction, the denominator of which is the total number of fiscal years in the Performance Cycle and the numerator of which is the number of fiscal years which have elapsed in such Performance Cycle prior to the Change of Control (for purposes of this fraction, if the Change of Control occurs during the first quarter of a fiscal year, then one-quarter of the fiscal year shall be deemed to have elapsed prior to the Change of Control, and if the Change of Control occurs after the first quarter of the fiscal year, then the full fiscal year shall be deemed to have elapsed prior to the Change of Control). For purposes of this paragraph (a), the Valuation Date shall be the day preceding the date of the Change of Control. This paragraph (a) shall not apply to any Participant whose rights under this Plan upon a Change of Control are governed by another agreement or plan.

     b. In the event of a merger or consolidation with another company or in the event of a liquidation or reorganization of the Company, other than any merger, consolidation, reorganization or other event that constitutes a Change of Control, the Committee may in its sole discretion determine whether to provide for adjustments and settlements of Awards. The Committee may make such determination at the time of the Award or at a subsequent date.

10.  Amendment and Modification
     --------------------------

     The Board may from time to time amend, modify, or discontinue the Plan or any provision hereof. No such amendment to, or discontinuance, or termination of the Plan shall, without the written consent of a Participant, adversely affect any rights of such Participant under an outstanding Award.

11.  Withholding Taxes
     -----------------

     The Company shall have the right to deduct withholding taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations for withholding federal, state, or local income or other taxes incurred by reason of payments pursuant to the Plan.

     Participants may elect in a writing furnished to the Committee prior to the Valuation Date to satisfy their federal tax obligations with respect to any shares paid hereunder by directing the Company to withhold an equivalent value of shares.

12.  Future Rights
     -------------

     No person shall have any claim or rights to be granted an Award under the Plan, and no Participant shall have any rights under the Plan to be retained in the employ of the Company.

13.  Awards to Certain Officers
     --------------------------

     The provisions of this Section 13 shall apply, notwithstanding any other provision of the Plan to the contrary, in the case of any Award made to a person expected to be described in Section 162(m)(3) of the Internal Revenue Code at the time the Award is to be paid, as determined by the Committee at the time of the Award. In the case of any such Award: (a) Performance Goals shall be based on divisional pre-tax earnings (excluding inventory capitalization costs) of one or more divisions, which may be weighted by division, determined in accordance with GAAP consistently applied; (b) the specific Performance Goals established by the Committee with respect to any Award shall be subject to mandatory adjustment for any change in law (including tax laws and statutory rates), regulations and interpretations occurring after the grant date affecting such divisional pre-tax earnings by more than one (1%) percent; (c) the maximum amount payable under any Plan Award to any such individual shall be $1,300,000; and (d) those provisions of the Plan generally applicable to Awards hereunder which give to the Committee or any other person discretion to modify the Award after the establishment and grant of the Award shall be deemed inapplicable to the extent (but only to the extent) the retention of such discretion by such person would be deemed inconsistent with qualification of the Award as performance-based within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code.

[The Company's Management Incentive Plan is provided as required by Item 10, Instruction 3 to Schedule 14A and is not included as a part of the Company's Proxy Statement.]


                            THE TJX COMPANIES, INC.
                           MANAGEMENT INCENTIVE PLAN


                     (as amended through January 30, 1994)

               THE TJX COMPANIES, INC. MANAGEMENT INCENTIVE PLAN
               -------------------------------------------------


Section    Title                       Page
- -------    -----                       ----

  1        Purpose                        1

  2        Definitions                    1

  3        Effective Date                 2

  4        Administration                 2

  5        Eligibility                    2

  6        Description of Awards          2

  7        Determination of Awards        3

  8        Payment of Awards              5

  9        Deferral of Awards             5

 10        Designation of Beneficiary     5

 11        Notices                        6

 12        Rights of Participants         6

 13        No Employment Rights           6

 14        Certain Payments Upon a
           Change of Control              6

 15        Nonalienation of Award         7

 16        Withholding Taxes              7

 17        Termination, Amendment,
           and Modification               7

 18        Headings and Captions          7

 19        Controlling Law                7

 20        Miscellaneous Provisions       7

 21        Awards to Certain Officers     8

                            THE TJX COMPANIES, INC.
                           MANAGEMENT INCENTIVE PLAN


1.   Purpose
     -------

     The purpose of The TJX Companies, Inc. ("TJX") Management Incentive Plan (the "Plan") is to provide officers and other employees who are key to the annual growth and profitability of TJX with reward opportunities commensurate with their performance relative to annual objectives.

2.   Definitions
     -----------

     Unless the context requires otherwise, the following expressions as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine, and neuter pronouns are used interchangeably, and that each comprehends the others.

     (a)  "Company" shall mean TJX and its subsidiaries.

     (b) "E.C.C." shall mean the Executive Compensation Committee of the Board of Directors of TJX. A member of the E.C.C. shall not be eligible to participate in the Plan while serving as a member of the E.C.C. or one year prior to becoming a member of the E.C.C.

     (c) "Fiscal Year" shall mean the fifty-two or fifty-three week period ending on the last Saturday in January, and commencing on the Sunday following the last Saturday in January of the preceding calendar year.

     (d) "Participant" shall mean any officer or other employee of TJX or any subsidiary of TJX who is designated a Participant pursuant to Section 5 below.

     (e) "Performance Criteria" shall mean the standards of measurement of performance by the Company, performance by any division or subsidiary of the Company, and/or individual performance for each Performance Period as established by the E.C.C. pursuant to paragraph (a) of
          Section 6 below.

     (f) "Performance Goal" shall mean the level of performance with respect to each Performance Criterion at which awards are payable pursuant to this Plan. Performance Goals are established by the E.C.C. pursuant to paragraph (b) of Section 6 below.

     (g)  "Performance Period" shall mean one Fiscal Year.

3.   Effective Date
     --------------

     The effective date of the Plan shall be January 28, 1979. The effective date of this amendment and restatement of the Plan shall be January 30, 1994.

4.   Administration
     --------------

     This Plan shall be administered by the E.C.C. The E.C.C. shall have full authority to interpret the Plan; to establish, amend, and rescind rules for carrying out the Plan; to administer the Plan; to determine the terms and provisions of any agreements pertaining to the Plan; and to make all other determinations necessary or advisable for its administration. The E.C.C. shall not be bound to any standards of uniformity or similarity of action, interpretation, or conduct in the discharge of its duties hereunder, regardless of the apparent similarity of the matters coming before it. Its determination shall be binding on all parties.

     Members of the E.C.C. who are Participants in the Plan may not act with respect to matters related to their own awards. No member or former member of the E.C.C. or the Board of Directors of TJX shall be liable for any action or determination made in good faith with respect to the Plan or any award or payment made under the Plan.

5.   Eligibility
     -----------

     For each Performance Period, the E.C.C. shall designate those Participants who may be entitled to receive annual management incentive awards, subject to the terms and conditions of the Plan.

6.   Description of Awards
     ---------------------

     (a) Designation of Performance Criteria
         -----------------------------------

         At the commencement of each Performance Period, the E.C.C. shall determine the Performance Criteria for said Performance Period and the relative weight to be given to each Performance Criterion. Performance Criteria and the weighing thereof may vary by Participant and may be different for different Performance Periods. Such Performance Criteria may include, but shall not be limited to, measures such as pre-tax income, pre-tax income as a percentage of sales, return on investment, or other measures specific to a Participant's annual performance objectives. These criteria may be based on Company, divisional, subsidiary and/or individual performance as designated by the E.C.C.

     (b)  Performance Goals
          -----------------

          At the commencement of each Performance Period, the E.C.C. shall determine a range of Performance Goals from minimum to target to maximum for each Performance Criterion for said Performance Period, based upon the Company, divisional or subsidiary Business Plan for said Fiscal Year. Performance Goals are subject to the approval of the President of TJX. Performance Goals may vary by Participant and may be different for different Performance Periods.

          At any time designated by the E.C.C. during a Performance Period or thereafter, but prior to award payment, appropriate adjustments in the Performance Goals may be made to avoid undue windfalls or hardships due to external conditions outside the control of management, changes in method of accounting, nonrecurring or abnormal items, or other matters as the E.C.C. shall, in its sole discretion, determine.

     (c)  Award Opportunity
          -----------------

          At the commencement of each Performance Period, the E.C.C. shall assign to each Participant the minimum, target and maximum opportunity to be earned for said Performance Period, based upon the Participant's position and ability to impact annual performance relative to goals during the Performance Period. Award opportunity may be expressed as a fixed amount or as a percentage of the Participant's actual base salary earned for the Performance Period.

          From time to time, discretionary awards, in addition to the annual management incentive awards, may be made by the E.C.C. to any Participant due to outstanding performance or extraordinary circumstances which occur during the Performance Period. Recommendations of Participants to receive discretionary awards shall be made by the President of TJX.

7.   Determination of Awards
     -----------------------

     (a) Upon completion of each Performance Period and certification of the Company's financial statements by the Company's independent public accountants for the Fiscal Year included in such Performance Period, the E.C.C. shall review performance relative to Performance Goals, as adjusted from time to time in accordance with paragraph (b) of Section 6 above, and determine the value of the awards for each Performance Period, subject to the approval of the President of TJX and/or the Chairman of the Board of TJX.

          Achievement of Performance Goals shall result in payment of the target award. Failure to achieve Performance Goals will result in a decrease or elimination of the Participant's award. Exceeding Performance Goals will result in an increased award.

          Performance Goal awards may be adjusted upward or downward by the E.C.C. due to special circumstances or individual performance review. Without limiting the generality of the foregoing, the Committee may reduce or eliminate awards to Participants receiving "Needs Improvement" performance ratings.

     (b) If an employee becomes a Participant after the beginning of a Performance Period, the award payable to him shall be prorated in accordance with the portion of the Performance Period in which he is a Participant.

     (c) In the event of termination of employment of a Participant for any reason prior to the last day of the Performance Period, a Participant thereafter shall have no further rights under the Plan and shall not be entitled to payment of any award.

          If termination of employment occurs (i) by reason of death, (ii) due to normal retirement under a retirement plan of the Company, or earlier retirement after age 55 with the consent of the Company, or
          (iii) with the consent of the Company, the E.C.C. may, in its sole discretion, value and direct that all or some portion of the award be deemed earned and payable, taking into account the duration of employment during the Performance Period, the Participant's performance, and other matters as the E.C.C. shall deem appropriate. In the event of termination of employment for cause, as defined and determined by the E.C.C. in its sole discretion, no payment shall be made with regard to any prior or current Performance Period.

     (d) If a Participant shall be actively employed by the Company less than a full Performance Period because of an accident or illness but completes 26 weeks of active employment during said Performance Period, the award otherwise payable to said Participant for said Performance Period shall not be reduced because of a failure of active employment due to such accident or illness.

          If a Participant shall be actively employed by the Company less than a full Performance Period because of an accident or illness and does not complete 26 weeks of active employment during said Performance Period, said Participant shall receive such award, if any, for said Performance Period as the E.C.C. shall determine.

          Any time for which a Participant receives sick leave and/or vacation payments shall be deemed active employment time. Any time for which a Participant receives short-term income protection, short-term disability and/or long-term disability payments shall not be deemed active employment time.

          The provisions in this Section 7 are subject to the terms of any employment agreement, severance agreement or severance plan applicable to any one or more participants and in the event of any conflict, such terms shall control payment.

8.   Payment of Awards
     -----------------

     As soon as practicable after valuation of the award for each Performance Period, payment shall be made in cash with respect to the award earned by each Participant.

9.   Deferral of Awards
     ------------------

     Participants who are designated by the E.C.C. as being eligible to participate in the TJX General Deferred Compensation Plan may elect to defer all or a portion of their awards in accordance with the terms of such General Deferred Compensation Plan.

10.  Designation of Beneficiary
     --------------------------

     (a) Subject to applicable law, each Participant shall have the right to file with the E.C.C., to the attention of the Vice President, Human Services Director, TJX, a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amount, if any, payable under the Plan upon his death. A Participant may from time to time revoke or change his beneficiary by filing a new designation with the E.C.C. The last such designation received by the E.C.C. shall be controlling, provided, however, that no designation change or revocation thereof, shall be effective unless received by the E.C.C. prior to the Participant's death, and in no event shall it be effective as of a date prior to receipt.

     (b) If no such beneficiary designation is in effect at the time of a Participant's death, or if no designated beneficiary survives the Participant, or if such designation conflicts with law, the payment of the amount, if any, payable under the Plan upon his death shall be made to the Participant's estate. If the E.C.C. is in doubt as to the right of any person to receive any amount, the E.C.C. may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the E.C.C. may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan, the Company, and the E.C.C. therefor.

11.  Notices
     -------

     Each Participant whose employment relationship with the Company has terminated, either voluntarily or involuntarily, shall be responsible for furnishing the Vice President, Human Services Director, TJX, with the current and proper address for the mailing of notices and the delivery of agreements and payments. Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing shall be suspended until the Participant furnishes the proper address.

12.  Rights of Participants
     ----------------------

     Nothing contained in the Plan and no action taken pursuant to the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant or his legal representative or designated beneficiary, or other persons.

     If and to the extent that any Participant or his legal representative or designated beneficiary, as the case may be, acquires a right to receive any payment from the Company pursuant to the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

13.  No Employment Rights
     --------------------

     Nothing in this Plan or any other document describing or referring to this Plan shall be deemed to confer on any Participant the right to continue in the employ of the Company or his respective employer or affect the right of such employer to terminate the employment of any such person with or without cause.

14.  Certain Payments Upon a Change of Control
     -----------------------------------------

     If, upon a Change of Control (as defined in Exhibit A hereto) of TJX, amounts payable or that would or might be payable in respect of an individual under the Plan instead are paid to such individual or his estate or beneficiary pursuant to any change of control severance plan or agreement, or any similar plan, agreement or arrangement, to which the Company is a party, payments in respect of such individual hereunder shall be reduced pro tanto.
                --- -----

15.  Nonalienation of Award
     ----------------------

     No amounts or other rights under the Plan shall be sold, transferred, assigned, pledged, or otherwise disposed of or encumbered by a Participant, except as provided herein, and shall not be subject to attachment, garnishment, execution, or other creditor's processes.

16.  Withholding Taxes
     -----------------

     The Company shall have the right to deduct withholding taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold federal, state, or local income or other taxes incurred by reason of payments pursuant to the Plan.

17.  Termination, Amendment and Modification
     ---------------------------------------

     The E.C.C. or the Board of Directors of TJX may from time to time amend, modify, or discontinue the Plan or any provision hereof. No amendment to or discontinuance or termination of the Plan, shall, without the written consent of the Participant, adversely affect any rights of such Participant that have vested. This Plan shall continue until terminated by the E.C.C. or the Board of Directors of TJX.

18.  Headings and Captions
     ---------------------

     The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

19.  Controlling Law
     ---------------

     This Plan shall be construed and enforced according to the laws of the Commonwealth of Massachusetts, to the extent not preempted by Federal law, which shall otherwise control.

20.  Miscellaneous Provisions
     ------------------------

     (a) All costs and expenses involved in administering the Plan as provided herein, or incident thereto, shall be borne by the Company.

     (b) The E.C.C. may, in its sole discretion, reduce or eliminate awards granted or money payable to any Participant or all Participants if it determines that such awards or payment may cause the Company to violate any applicable law, regulation, controls, or guidelines. Such reduction or elimination may be made notwithstanding that the possible violation might be eliminated by reducing or not increasing compensation or benefits of other associates, it being the intent of the Plan not to inhibit the discretion of the Company to provide such forms and amounts of compensation and benefits to employees as it deems advisable.

21.  Awards to Certain Officers
     --------------------------

     The provisions of this Section 21 shall apply, notwithstanding any other provision of the Plan to the contrary, in the case of any award made to a person expected to be described in Section 162(m)(3) of the Internal Revenue Code at the time the award is to be paid, as determined by the E.C.C. at the time of the award. In the case of any such award: (a) Performance Criteria shall be based on divisional pre-tax earnings (excluding inventory capitalization costs) of one or more divisions, which may be weighted by division, determined in accordance with GAAP consistently applied; (b) the specific Performance Criteria established by the E.C.C. with respect to any award shall be subject to mandatory adjustment for any change in law (including tax laws and statutory rates), regulations and interpretations occurring after the grant date affecting such divisional pre-tax earnings by more than one (1%) percent; (c) the maximum amount payable under any Plan award to any such individual shall be $1,300,000; and (d) those provisions of the Plan generally applicable to awards hereunder which give to the E.C.C. or any other person discretion to modify the award after the establishment and grant of the award shall be deemed inapplicable to the extent (but only to the extent) the retention of such discretion by such person would be deemed inconsistent with qualification of the award as performance-based within the meaning of
     Section 162(m)(4)(C) of the Internal Revenue Code.

                                                                       EXHIBIT A
                                                                       ---------


                       Definition of "Change of Control"
                       --------------------------------


     "Change of Control" shall mean the occurrence of any one of the following events:

          (a) there occurs a change of control of The TJX Companies, Inc. ("TJX") of a nature that would be required to be reported in response to
     Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or in any other filing under the Exchange Act; provided, however, that no transaction shall
                                    --------  -------
     be deemed to be a Change of Control as to a Participant (i) if the person or each member of a group of persons acquiring control is excluded from the definition of the term "Person" hereunder or (ii) unless the Executive Compensation Committee (the "Committee") shall otherwise determine prior to such occurrence, if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring control; or

          (b) any Person other than TJX, any wholly-owned subsidiary of TJX, or any employee benefit plan of TJX or such a subsidiary becomes the owner of 20% or more of TJX's Common Stock and thereafter individuals who were not directors of TJX prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of TJX's Board of Directors; provided, however, that unless the
                                      --------  -------
     Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control as to a Participant if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

          (c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than TJX's Board of Directors and thereafter individuals who were not directors of TJX prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of TJX's Board of Directors; or

          (d) TJX executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of TJX shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of TJX when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by
                     --------  -------
     the Committee, no transaction shall constitute a Change of Control as to a Participant if, immediately after such transaction, the Participant or any Participant Related Party shall own equity securities of any surviving corporation ("Surviving Entity") having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of
     TJX owned by the Participant and any Participant Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of TJX immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d),
                 --------  -------
     if such agreement requires as a condition precedent approval by TJX's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).

          In addition, for purposes of this Exhibit A the following terms have the meanings set forth below:

          "Common Stock" shall mean the then outstanding Common Stock of TJX plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of TJX shall expressly so determine in any future transaction or transactions.

     A Person shall be deemed to be the "owner" of any Common
Stock:

          (i) of which such Person would be the "beneficial owner," as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act, as in effect on March 1, 1989; or

          (ii) of which such Person would be the "beneficial owner" for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or

          (iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989) has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

     "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989; provided, however, that the term "Person" shall
                               --------  -------
not include (a) any individuals who are descendants of Max Feldberg or Morris Feldberg, the founders of the Company, (b) any relatives of the fourth degree of consanguinity or closer of such descendants or (c) custodians, trustees or legal representatives of such persons.

     A "Participant Related Party" shall mean, with respect to a Participant, any affiliate or associate of the Participant other than TJX or a Subsidiary of TJX. The terms "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term "registrant" in the definition of "associate" meaning, in this case, TJX).

     "Participant" means a participant in the Plan.